Exhibit 99.2

Tuesday 14 June 2011

Embargoed until 7am

Carphone Warehouse Group plc

Preliminary results for the year ended 31 March 2011

•                  Group Headline EPS up over 80% to 15.0p (2010: 8.3p), top end of guidance

•                  Group EBIT up 67% to £63.3m (2010: £38.0m)

•                  Group share of Best Buy Europe’s net income up 28% to £60.4m (2010: £47.3m)

•                  Best Buy Europe operating free cash inflow pre-Best Buy UK of £212.6m (2010: £171.7m)

•                  Virgin Mobile France moves into profit and delivers strong net additions

•                  Cash and loans receivable at March 2011 of £156.3m (2010: £150.8m)

•                  Inaugural dividend of 5.0p per share to be paid on 5 August 2011

Alongside its preliminary results Carphone Warehouse Group plc is today giving its annual strategy update and financial guidance for the year to March 2012.

Full year highlights

•                  CPW Europe Headline EBIT growth of 18% to £134.6m (2010: £114.4m)

•                  Best Buy Mobile US profit share up 111% to £97.9m (2010: £46.4m)

•                  Best Buy UK (‘Big Box’) EBIT loss of £62.2m (2010: loss of £21.0m)

•                  Group share of Virgin Mobile France’s Headline net income £8.2m (2010: loss of £8.2m)

Guidance for the year to March 2012

•                  CPW Europe like-for-like revenue range of -2% to +2%

•                  CPW Europe Headline EBIT flat to 10% growth

•                  Best Buy Mobile US connections growth c.20% and profit share growth of 20-30%

•                  Best Buy Europe operating free cash flow similar to last year before Best Buy UK, with EBITDA growth invested in the CPW Europe store portfolio

•                  Group share of Virgin Mobile France post-tax Headline profit c.£7-8m

•                  Continue to evaluate next steps in our multi-format/multi-channel consumer electronics strategy

A reconciliation of Headline results to statutory results is provided in note 5 to the financial review.

Roger Taylor, CEO, said:

“This has been a year of considerable success for the Group, during which our businesses have made impressive progress. As a result, we ended the year with Group Headline earnings per share of 15.0p (2010: 8.3p) and a strong balance sheet with over £156m of funds and loan assets. The Group is well positioned to maintain this momentum, despite the tough economic environment. This combination of financial strength and positive outlook lies behind the inauguration of our progressive dividend policy, with a dividend for the year ended 31 March 2011 of 5.0p.”

Group operational overview

Carphone Warehouse Group comprises a 50% joint venture share in Best Buy Europe, a separate joint venture with Virgin, Virgin Mobile France, and directly owned property interests and other assets.

Best Buy Europe has three main operations: CPW Europe, Europe’s largest independent mobile retailer; a profit share in Best Buy’s mobile phone retailing operations in the US; and Best Buy UK, our ‘Big Box’ consumer electronics stores and online platform in the UK.

Virgin Mobile France is France’s leading MVNO.

Best Buy Europe

CPW Europe

CPW Europe capitalised well on the opportunities presented this year and grew its Headline EBIT by 18% to £134.6m.

During the year we saw an increase in penetration of smartphones and currently around 80-90% of handsets sold with a postpay connection in the UK are smartphones, with penetration in the rest of Europe increasing all the time. We see internet connectivity and smartphone features becoming the norm across virtually all mobile devices, further increasing smartphone penetration in the postpay segment. The prepay segment experienced lower penetration of smartphones, given the economic environment and higher price points.

Our ‘Wireless World’ format stores, which have a wider range of products and services than our traditional stores, continue to produce excellent customer feedback and compelling financial returns. As at the year end we had 106 ‘Wireless World’ stores across six markets. We are accelerating the roll-out of these stores with a target of 350-400 by the end of the current financial year and aspirations to convert most of the estate within five years.

We are excited about the ever-expanding range of tablet devices coming to the market, with forecasts for the size of this market increasing all the time. The CPW Europe ‘Wireless World’ format is ideally suited to offer a wide range of tablets, particularly as 3G enabled tablet sales increase and more tablets are purchased in a bundle with a smartphone.

Best Buy Mobile US

Best Buy Mobile US had an outstanding year, surpassing our expectations by some way. The US is one of the world’s largest mobile marketplaces, with over 280 million mobile phone accounts. Perhaps surprisingly, though, the US consumer has traditionally lacked a retail offering of choice and impartiality. Our partnership with Best Buy, a world-leading electronic goods retailer, was created specifically to address this. It combines the mobile retailing and connections experience of Carphone Warehouse with Best Buy’s formidable consumer electronics retailing expertise and store portfolio across the US, and the impartial advice heritage of both organisations. The results have been spectacular.  Best Buy Mobile’s market share in the US now stands at around 5%, up from around 1% when the venture started in 2006.

At the end of last year, all of Best Buy’s 1,101 US ‘Big Box’ stores had Best Buy Mobile stores-within-a-store, and Best Buy Mobile had rolled-out 190 smaller stand-alone stores, which are similar in size to a ‘Wireless World’ format store in Europe. In addition, Best Buy Mobile launched a new online platform during the year, providing new sales opportunities as well as developing the business’ multi-channel proposition.

Best Buy Mobile’s US connections grew by 28%, to over 7 million, and this increased Best Buy Europe’s share of profits by 111% to £97.9m.

Best Buy Mobile increased the space allocated for some 370 stores-within-a-store during 2010-11, and has increased a further 230 since the year end.  Looking ahead, the business is targeting 600 to 800 stand-alone stores over the next 5 years. We believe that Best Buy Mobile US can secure a 10% share of the US mobile retail market in the medium term.

Best Buy UK

Best Buy UK opened an initial six ‘Big Box’ stores in the UK during 2010-11 and launched its online offering in November. A further four stores have opened since the year end. The execution of these openings has been impressive, and we are delighted with the customer feedback. Following this launch period, we are in the process of evaluating the next steps in our multi-format/multi-channel consumer electronics strategy.

Virgin Mobile France

Virgin Mobile France had an extremely successful year, combining good organic growth with the successful integration of Tele2 France and delivering all the promised synergies. It is France’s largest MVNO with some 1.9 million customers and a strong distribution network of over 2,500 third party retail outlets and around 53,000 prepay voucher top-up points. Its management strength is illustrated by the completion of the Tele2 integration and its ability then to return to customer growth, with 161,000 net customer additions in the fourth quarter. This took total net customer growth for the year to over 200,000, bringing Virgin Mobile France within sight of its long-standing target of over 2 million customers.

The financial result last year was a transformation from a Headline EBIT loss of £22.2m to a Headline EBIT profit of £20.6m.

Virgin Mobile France now offers a much wider range of smartphones than it did for much of last year and has made significant market share gains through its creative marketing campaigns. Looking ahead, it will invest in its infrastructure to reduce costs and increase flexibility, and we believe it is well set to reinforce its number one MVNO position in France and to deliver further growth in revenue and operating profit in the current financial year.

Outlook and guidance for the year to March 2012

Best Buy Europe

Best Buy Europe continues to benefit from the proliferation of smartphone technology and the ever-expanding range of tablets coming to market, playing well into the business’ core proposition in both Europe and the US. We believe that the business is well positioned strategically and operationally to capitalise on the strong product cycle over time. The business is not entirely immune to the wider economic environment, however, and there is some uncertainty on the outlook for the prepay segment in particular this year.

We expect CPW Europe connections volumes to reduce by 0-5% in the coming year, again reflecting potential weakness in the prepay segment, together with the impact in the upgrade segment of the switch from 18 month to 24 month contracts in the UK from mid-2009. This switch will dampen postpay volumes, particularly in the first half of the year. The reduced upgrade volumes will have a negative impact on earnings in the short-term, especially in the first half, although this will start to be offset towards the end of the year by the benefit of renegotiated network commercials, which provide the business with a greater share of revenues beyond the customer contract term.

We expect this short-term impact to be fully offset by incremental profits from our ‘Wireless World’ stores, alongside the operational and commercial initiatives that are being implemented across our European businesses.

We anticipate a like-for-like revenue range of -2% to +2%, with an increasing proportion of non-connection revenue within the mix. As we accelerate the roll-out of the slightly larger ‘Wireless World’ format store, and expand our presence in the Spanish market, we would expect an increase in average space of 2-3%.

Following the completion of the migration of our service provider base in Germany, we anticipate a further reduction of around £100m in revenue from that business, with an associated drop in profits of around £10m for FY12.

Overall, we anticipate a Headline EBIT from CPW Europe of between £135m and £150m (2011: £134.6m), with the ultimate outcome within this range likely to be dependent on the performance of the prepay segment over the key Christmas trading period.

We expect continued strong progress from Best Buy Mobile in the US, anticipating overall connections growth of around 20%, with growth in the critical postpay category likely to be higher than this.

The business is rolling out around 150 more stand-alone stores during the year, providing additional average space of approximately 13%. These stores do not immediately enjoy the same level of footfall as the well-established ‘Big Box’ stores, and consequently will not immediately generate the same level of connections, but they provide a critical building block for increasing market share and earnings over time.

The additional space allocated to Best Buy Mobile stores-within-a-store translates into a further increase of around 7-8% in average space. This additional capacity is primarily focused on accessories and other ancillary products, but is also expected to support continued strong like-for-like growth in connections through this format.

As in the second half of 2010-11, we anticipate that the benefits of increasing scale will be partially re-invested in the customer proposition and marketing to drive the business’ long-term positioning in the marketplace, and as a result expect EBIT growth of approximately 20-30% year-on-year from £97.9m to around £120m-£130m.

Following the development of our Best Buy branded consumer electronics channels during the past year, we are now in the process of evaluating our next steps for this business, and will provide further guidance once this process is complete.

We expect that Best Buy Europe’s existing financing facilities will be replaced in the current year, and that this will result in lower cost and more flexible facilities going forward. Accelerated amortisation on existing facilities is likely to offset some of the profit benefit of this in the current year.

The tax charge will benefit from the lower rates in the UK, and we expect an effective rate of 23-24% for the year.

The accelerated roll-out of ‘Wireless World’ stores in CPW Europe is expected to result in an increase in capex year-on-year, offsetting anticipated EBITDA growth and resulting in flat operating free cash flow from CPW Europe and Best Buy Mobile US.

Virgin Mobile France

We expect the business to break through the 2 million customer target this year, with guidance for net additions of between 100,000 and 150,000. The strong growth seen in the second half of last year, together with these net additions, are expected to deliver revenue growth of 10-15%.

Some of the margin benefits of improving scale will be reinvested this year in driving further growth and in developing a full MVNO infrastructure, to help to improve flexibility and speed to market, and to improve medium-term operating margins. As a result, we expect an EBIT margin of around 7%.

As in the year just ended, we expect an underlying tax rate of 34% to apply, and on a net basis we expect the Group’s share of the venture’s profits to be £7-8m.

The full MVNO project will also require an increased capital investment, with total capex expected at around £10m (2011: £6.8m). Despite this we anticipate continued good cash generation, on the back of EBITDA growth and further positive movements on working capital.

Performance review

Best Buy Europe

Headline EBIT by division (100% basis) *

	2011 £m	2010 £m
CPW Europe	134.6	114.4
Best Buy Mobile US	97.9	46.4
EBIT pre-Best Buy UK	232.5	160.8
Best Buy UK	(62.2)	(21.0)
Best Buy Europe EBIT	170.3	139.8

* See note 7 to the financial review

CPW Europe benefitted from strong smartphone sales, and from the cost and margin initiatives launched in the previous year, to deliver Headline EBIT growth of 18%.

Best Buy Mobile delivered phenomenal profit growth, on the back of rapid expansion in like-for-like sales and retail space, and further improvements in operational execution.

Best Buy UK saw EBIT losses of £62m, up from £21m in 2010, reflecting significant investment in developing the brand following launch.

Headline income statement (100% basis) *

	2011 £m	2010 £m
Revenue	3,572.0	3,528.8
Gross margin	990.1	1,037.1
GM %	27.7%	29.4%
Operating expenses	(830.6)	(851.8)
Best Buy Mobile US	97.9	46.4
EBITDA	257.4	231.7
Depreciation and amortisation	(87.1)	(91.9)
EBIT	170.3	139.8
EBIT %	4.8%	4.0%
Interest	(15.2)	(16.3)
Tax	(34.3)	(28.9)
PAT	120.8	94.6

Group share	60.4	47.3

* See note 7 to the financial review

Best Buy Europe generated revenues of £3,572.0m, an increase of 1.2% on last year (2010: £3,528.8m). As anticipated, revenues associated with our German service provider business fell year-on-year, by around £100m, as we continued to move to a more typical retail model. This decrease was more than offset by an increase in revenues from our dealer business in Germany, which has been developing its sales channels during the year, and which provides a platform for potential further growth in that market. Revenues were also adversely affected by around £50m due to the strengthening of Sterling year-on-year, being offset by revenues from Best Buy UK, which commenced trading in April 2010.

CPW Europe saw like-for-like revenue growth of 0.9%, despite a difficult economic backdrop. The business capitalised well on an exciting product cycle, investing in live demonstration models, innovative new displays, and a broader range of associated accessories and services. Smartphone penetration continued to increase in the postpay segment, driving an improvement in average revenue per connection. The prepay segment was more significantly affected by subdued consumer confidence, with low penetration of smartphones into this category and some price deflation at the low end. Continuing the trend of last year, like-for-like growth was largely driven by the UK business, although there was an encouraging improvement in performance in some of the Group’s operations outside the UK towards the end of the year, reflecting investment in commercial and operational initiatives in these territories.

As anticipated, connections volumes dropped year-on-year, falling by 5.2% from 12.5m to 11.8m. This decrease primarily reflects the weakness in the prepay segment noted above. Towards the end of the year, it also reflected the impact of the shift from 18 month to 24 month contracts in the UK from mid-2009 onwards, which is likely to suppress year-on-year upgrade volumes during calendar 2011.

CPW Europe opened or resited approximately 140 stores and closed around the same number, ending the year at 2,429 stores, in line with the 2,430 at the start of the year. Within this portfolio, the number of franchise stores increased from 206 at March 2010 to 243 at the end of the year, primarily reflecting growth in France and Spain. The decrease in own stores was predominantly in Germany.

The business has continued to develop the ‘Wireless World’ store format, with 106 such stores at the end of the year across six markets. With a wider range of products and services than traditional stores, this format continues to produce excellent customer feedback and compelling financial returns.

After the year-end, we announced our decision to sell our retail operation in Belgium to Belgacom for a provisional cash consideration of €22m, subject to clearance from the Belgian competition authorities. Belgium is unique in Western Europe in being a largely unsubsidised mobile market, which has always been a challenge for our business model.

Gross margins in the core CPW Europe business continued to strengthen year-on-year, reflecting the margin improvement initiatives that started to bear fruit in the second half of the previous year. This was offset by the increase in low margin dealer revenues noted above and the lower sales margins and substantial investment in marketing in Best Buy UK. Overall Best Buy Europe’s gross margin percentage decreased by 170 basis points year-on-year to 27.7% (2010: 29.4%).

Operating expenses decreased by 2.5% year-on-year from £851.8m to £830.6m. CPW Europe benefitted from reduced operating costs in its German service provider business and from the annualised effects of last year’s cost reduction programme, together with the strengthening of Sterling noted above. These savings were partly offset by additional expenditure in Best Buy UK.

Best Buy Mobile achieved phenomenal profit growth year-on-year, translating into an increase in Best Buy Europe’s profit share from £46.4m to £97.9m.  Best Buy Mobile traded from all of Best Buy’s 1,101 (2010: 1,070) ‘Big Box’ stores in the US at March 2011 and from 190 stand-alone stores, up from 77 at the start of the year. The space allocated to Best Buy Mobile stores-within-a-store was increased from an average of 1,100 sqft to around 1,400 sqft in approximately 370 stores during the year, with a further 230 increased since the year-end. Best Buy Mobile plans to end its fiscal year (February 2012) with 325 stand-alone stores and to increase the total number of stand-alone stores to 600-800 within five years.

Additionally, Best Buy Mobile launched a new online platform during the year, providing new sales opportunities as well as developing the business’ multi-channel proposition.

Best Buy Mobile increased connections by 28.2% to 7.1m in 2010-11, compared to 5.5m in 2009-10. The business continues to invest in its differentiated customer proposition, and in marketing activity to increase awareness of the Best Buy Mobile brand and offering.

The increasing scale and operating leverage of the business naturally had a positive impact on operating profit margins year-on-year. This was partially offset by the investment in marketing and customer proposition noted above.

We opened the first six Best Buy branded ‘Big Box’ stores in the UK during the year, with four more following since March, and the Best Buy transactional website launched in November 2010. Customer feedback during this launch period has been highly encouraging both in store and online, a lead indicator of the opportunity for an innovative, service-led proposition.

Best Buy UK incurred EBIT losses of £62.2m in the year, up from £21.0m in 2009-10. With only six stores at the year-end, the business still has a disproportionately high central cost base, and has made a substantial investment during the year in marketing and promotional activity, to develop awareness of its brand and retail presence.

Best Buy Europe’s Headline EBIT margin increased from 4.0% to 4.8%, despite the significant additional investment in Best Buy UK, reflecting the strong performance of CPW Europe and Best Buy Mobile US year-on-year.

The interest charge decreased from £16.3m to £15.2m, reflecting lower average borrowings, partly offset by the higher costs of the stand-alone banking facilities introduced in 2009.

Best Buy Europe had an effective tax rate of 22.1% (2010: 23.4%). The decrease reflects the anticipated utilisation of tax losses that had not previously been recognised.

Cash flow (100% basis)

	2011 £m	2010 £m
Headline EBITDA pre-Best Buy UK	317.0	252.7
Working capital	(35.0)	(27.1)
Capex	(69.4)	(53.9)
Operating free cash flow pre-Best Buy UK	212.6	171.7
Best Buy UK	(78.0)	(44.0)
Other	(60.3)	(23.3)
Movement in net funds	74.3	104.4
Opening net funds (debt)	57.4	(47.0)
Closing net funds	131.7	57.4

Headline EBITDA within CPW Europe and Best Buy Mobile US grew by 25.4% year-on-year from £252.7m to £317.0m, reflecting the strong improvements in profitability noted above.

CPW Europe absorbed £35.0m of working capital in the year (2010: £27.1m) principally reflecting increased stock levels.

The focus of capex in CPW Europe continued to be its store portfolio and IT platforms. Capex increased from £53.9m last year to £69.4m, principally due to additional investment in the store portfolio.

Total cash investment in Best Buy UK was up from £44.0m in 2009-10 to £78.0m, reflecting EBITDA losses of £59.6m (2010: £21.0m) and capex of £18.4m (2010: £23.0m). Capex relates to new store openings, net of landlord contributions, and IT and online platforms.

The business paid corporation tax of £44.0m in the year, up from £24.0m in the previous year, reflecting the growth in pre-tax earnings seen over the last two years.

The principal other component of other cash flows in the year is interest expense, which was offset in the previous year by foreign exchange gains.

At the end of the year, net funds within Best Buy Europe were £131.7m, up from £57.4m at the start of the year, reflecting the cash generation described above.

Virgin Mobile France

Headline income statement (100% basis) *

	2011 £m	2010 £m
Revenue	328.4	232.8
EBITDA	24.3	(19.3)
Depreciation and amortisation	(3.7)	(2.9)
EBIT	20.6	(22.2)
EBIT %	6.3%	(9.5)%
Interest	(2.9)	(1.5)
Tax	(0.7)	5.1
PAT	17.0	(18.6)

Group share	8.2	(8.2)

* See note 7 to the financial review

Virgin Mobile France saw a transformation in its profitability year-on-year, reflecting the additional scale achieved through its acquisition of Tele2’s French customer base in December 2009. Headline EBIT moved from a loss of £22.2m last year to a profit of £20.6m in the year to March 2011.

Revenue increased by 41.1% year-on-year from £232.8m to £328.4m. Revenue growth at a constant currency was 47.0%, with organic growth on the same basis before Tele2 of 29.0%.

The venture delivered substantial customer growth this year, adding over 200,000 customers to take the closing base to 1.92m customers. Most of this growth occurred in the final quarter of the year, when the business had secured deals with some key new product suppliers — enabling it to offer a full range of smartphones — and a number of new distribution channels. It took advantage of market opportunities in that period to deliver a significant increase in market share.

The business produced a Headline EBIT margin in 2010-11 of 6.3% (2010: negative 9.5%) despite high levels of customer acquisition, reflecting the scale benefits noted above.

Interest increased year-on-year from £1.5m to £2.9m, reflecting the additional debt associated with the Tele2 acquisition.

A tax rate of 34% has been assumed, in line with the rate applicable in France. The tax charge for the year was partly offset by a credit of £5.9m in relation to brought forward tax losses, of which the Group share is £2.8m. It is now anticipated that these losses will be utilised in France rather than the UK, attracting relief at 34% rather than the rate in the UK.

Virgin Mobile France recorded amortisation on acquisition intangibles arising on the Tele2 acquisition, of which the Group’s post tax share is £2.2m (2010: £0.6m). This charge is excluded from Headline results to avoid distortion of underlying performance.

Cash flow (100% basis)

	2011 £m	2010 £m
EBITDA	24.3	(19.3)
Working capital	2.6	2.9
Capex	(6.8)	(3.7)
Operating free cash flow	20.1	(20.1)
Other	4.5	(39.4)
Movement in net debt	24.6	(59.5)
Opening net debt	(88.2)	(28.7)
Closing net debt *	(63.6)	(88.2)

* Comprises shareholder loans of £74.3m (2010: £105.6m) and net cash of £10.7m (2010: £17.4m).

The significant year-on-year uplift in EBITDA described above translated into strong operating free cash flow. As anticipated, the business has seen an increase in capex year-on-year, with spend of £6.8m against £3.7m in the previous year, principally relating to a programme to bring billing operations in-house.

Other cash inflows in the year include £6.7m in relation to the finalisation of the Tele2 purchase price. Other cash flows in the prior year reflect an outflow of £45.2m in relation to Tele2, partially offset by an increase of £5.6m of share capital.

Other Group financials

Headline income statement

	2011 £m	2010 £m
Revenue	5.6	5.5
Operating expenses	(8.7)	(6.0)
Joint ventures
- Best Buy Europe	60.4	47.3
- Virgin Mobile France	8.2	(8.2)
Interest	3.9	(1.6)
Tax	(1.6)	0.4
Profit after tax	67.8	37.4

Earnings per share	15.0p	8.3p

Revenue represents rental income from the Group’s freehold properties, and increased from £5.5m in 2009-10 to £5.6m in 2010-11.

As anticipated, operating costs increased year-on-year, from £6.0m to £8.7m, in the first year of a stand-alone PLC function following the Demerger.

Net interest income for the period was £3.9m (2010: expense of £1.6m) reflecting interest on cash and on loans to Virgin Mobile France, facility fees from Best Buy Europe and income from minority investments.

A tax charge of £1.6m arose in the year, compared to a credit of £0.4m in the prior year, reflecting increased interest income and a proportion of disallowable costs within profit before taxation.

Revenue and operating expenses are expected to remain similar in the year to March 2012.

Statutory profit after tax decreased from £218.8m in 2009-10 to £65.6m. Prior year statutory profits include dividend income of £182.0m which arose in association with the Demerger.  Current year statutory profits include amortisation of acquisition intangibles in Virgin Mobile France, which had a post-tax effect of £2.2m (2010: £0.6m). These items are excluded from Headline results to avoid distortion of underlying performance. A reconciliation between Headline results and statutory results is provided in note 5 to the financial review.

Net funds and dividends

The Group closed the year with net funds of £120.6m (2010: £100.0m) and loans receivable from Virgin Mobile France of £35.7m (2010: £50.8m).

As previously communicated, the Board is commencing a progressive dividend policy, with the aim of maintaining a dividend cover of at least three times, generally based on Headline earnings. Accordingly, we are proposing a dividend for the year of 5.0p per share. The ex-dividend date is Wednesday 6 July 2011, with a record date of Friday 8 July 2011 and an intended payment date of Friday 5 August 2011.

Analysts’ presentation and webcast

There will be a presentation for investors and analysts at 9.00 am this morning at the offices of Deutsche Bank: Winchester House, 1 Great Winchester Street, London EC2N 2DB.

The event will be audio webcast and the presentation slides will be available on our website, www.cpwplc.com.

Dial-in details - UK/International: +44 (0)20 7806 1957, USA: +1 888 935 4577, passcode 5146987.

Next announcement

The Group will give a full trading update for the first quarter of the current financial year on 27 July 2011.

For further information

For analyst and institutional enquiries
Roger Taylor, CEO	07715 170 090
Nigel Langstaff, CFO	07802 210 248
Kate Ferry, IR Director	07748 933 206

For media enquiries
Shane Conway, Head of PR, Best Buy Europe	07932 199 659
Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888
020 7638 9571

FINANCIAL REVIEW

Condensed consolidated income statement for the years ended 31 March 2011 and 31 March 2010

		Before amortisation of acquisition intangibles	Amortisation of acquisition intangibles *	After amortisation of acquisition intangibles	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items *	After amortisation of acquisition intangibles and exceptional items
		2011	2011	2011	2010	2010	2010
	Notes	£m	£m	£m	£m	£m	£m
Revenue	2	5.6	—	5.6	5.5	—	5.5
Cost of sales		—	—	—	—	—	—
Gross profit		5.6	—	5.6	5.5	—	5.5
Operating expenses		(8.7)	—	(8.7)	(6.0)	—	(6.0)
Share of results of joint ventures	2,7	68.6	(2.2)	66.4	39.1	(0.6)	38.5
Profit before investment income, interest and taxation		65.5	(2.2)	63.3	38.6	(0.6)	38.0
Interest income		3.9	—	3.9	3.7	—	3.7
Interest expense		(0.6)	—	(0.6)	(5.3)	—	(5.3)
Investment income	3	0.6	—	0.6	—	182.0	182.0
Profit before taxation		69.4	(2.2)	67.2	37.0	181.4	218.4
Taxation		(1.6)	—	(1.6)	0.4	—	0.4
Net profit for the year		67.8	(2.2)	65.6	37.4	181.4	218.8

Earnings per share
Basic	6	15.0p		14.5p	8.3p		48.7p
Diluted	6	14.4p		13.9p	8.2p		47.8p

* A reconciliation of Headline results to statutory results is provided in note 5.

Condensed consolidated statement of comprehensive income for the years ended 31 March 2011 and 31 March 2010

	2011	2010
	£m	£m
Net profit for the year	65.6	218.8
Currency translation	(0.1)	4.2
Total recognised income and expenses for the year	65.5	223.0

Condensed consolidated statement of changes in equity

For the year ended 31 March 2011

	Share capital	Share premium reserve	Accumulated profits	Translation reserve	Demerger reserve	Total
	£m	£m	£m	£m	£m	£m
At the beginning of the year	0.5	754.0	675.1	12.1	(751.2)	690.5
Total recognised income and expenses for the year	—	—	65.6	(0.1)	—	65.5
Net purchase of own shares	—	—	(2.7)	—	—	(2.7)
Tax on items recognised directly in reserves	—	—	1.0	—	—	1.0
Share of other reserve movements of joint ventures	—	—	1.5	—	—	1.5
Net movement in relation to share schemes	—	—	1.2	—	—	1.2
Movements in demerger reserve	—	—	—	—	1.0	1.0
At the end of the year	0.5	754.0	741.7	12.0	(750.2)	758.0

For the year ended 31 March 2010

	Share capital	Share premium reserve	Accumulated profits	Translation reserve	Demerger reserve	Total
	£m	£m	£m	£m	£m	£m
At the beginning of the year	—	—	457.8	7.9	(51.8)	413.9
Total recognised income and expenses for the year	—	—	218.8	4.2	—	223.0
Issue of share capital	0.5	754.0	—	—	(754.5)	—
Net movement in relation to share schemes	—	—	(1.5)	—	—	(1.5)
Movements in demerger reserve	—	—	—	—	55.1	55.1
At the end of the year	0.5	754.0	675.1	12.1	(751.2)	690.5

Condensed consolidated balance sheet as at 31 March 2011 and 31 March 2010

		2011	2010
	Notes	£m	£m
Non-current assets
Property, plant and equipment		67.8	65.9
Non-current investments		0.1	0.1
Interests in joint ventures	7	592.2	541.8
Deferred tax assets		1.4	0.8
		661.5	608.6
Current assets
Trade and other receivables		6.5	5.6
Cash and cash equivalents		120.6	100.0
		127.1	105.6
Total assets		788.6	714.2
Current liabilities
Trade and other payables		(16.2)	(10.1)
Corporation tax liabilities		(1.2)	—
Provisions		(13.2)	(13.6)
Total liabilities		(30.6)	(23.7)
Net assets		758.0	690.5

Equity
Share capital		0.5	0.5
Share premium reserve		754.0	754.0
Accumulated profits		741.7	675.1
Translation reserve		12.0	12.1
Demerger reserve		(750.2)	(751.2)
Funds attributable to equity shareholders		758.0	690.5

Approved by the Board of Carphone Warehouse Group plc

13 June 2011

Condensed consolidated cash flow statement for the years ended 31 March 2011 and 31 March 2010

		2011	2010
	Notes	£m	£m
Operating activities
Profit before investment income, interest and taxation		63.3	38.0
Adjustments for non-cash items:
Share-based payments		1.9	2.4
Non-cash movements on joint ventures		(66.4)	(38.5)
Depreciation		0.8	0.7
Impairment of non-current investments		—	0.1
Operating cash flows before movements in working capital		(0.4)	2.7
Decrease (increase) in trade and other receivables		0.2	(0.6)
Increase in trade and other payables		5.0	3.0
Decrease in provisions		(0.4)	(2.6)
Cash flows from operating activities		4.4	2.5

Investing activities
Investment income received		0.6	182.0
Interest received		3.9	3.7
Acquisition of property, plant and equipment		(2.3)	(0.8)
Net receipts from (investment in) joint ventures		14.6	(32.4)
Cash flows from investing activities		16.8	152.5

Financing activities
Movements on loans from TalkTalk Group	8	—	(397.4)
Movements on loans to Best Buy Europe	8	—	293.3
Settlement of financial instruments		2.7	—
Net purchase of own shares		(2.7)	—
Interest paid		(0.6)	(5.3)
Cash flows relating to movements in the demerger reserve		—	54.4
Cash flows from financing activities		(0.6)	(55.0)

Net increase in cash and cash equivalents		20.6	100.0
Cash and cash equivalents at the start of the year		100.0	—
Cash and cash equivalents at the end of the year		120.6	100.0

1 Basis of preparation and accounting policies

Directors’ responsibilities

The directors of Carphone Warehouse Group plc are responsible, in accordance with the Listing Rules of the Financial Services Authority, for preparing and issuing this preliminary announcement, which was approved on 13 June 2011.

Basis of preparation

The financial information set out does not constitute the Group’s statutory accounts for the year ended 31 March 2011, but is derived from those accounts. Those accounts are the first set of statutory accounts for the Group, which will be delivered to the Registrar of Companies following the Company’s annual general meeting. The auditors have reported on those accounts; their reports were unqualified, did not draw attention to any matters by way of emphasis without qualifying their report and did not contain statements under s498(2) or (3) Companies Act 2006. Full financial statements for the year ended 31 March 2011 will be included in the Carphone Warehouse Group plc annual report which will be available on the Group’s website (www.cpwplc.com) in due course.

This financial information has been prepared using accounting policies and methods of computation consistent with International Financial Reporting Standards as adopted for use in the EU and specifically those set out on pages 14 to 19 of the Carphone Warehouse Group plc Summary Financial Information for the year ended 31 March 2010 (“Summary Financial Information”), along with the definitions that are set out on page 20 of the same document, except in relation to related party disclosures (see below).  The Summary Financial Information can be found on the Group’s website.

The financial information reflects the Group’s results for the period from 1 April 2010 to 31 March 2011 (“the year”).

Changes in accounting policies

In the current year the Group has adopted the amendment to IAS 24 ‘Related party disclosures’, which has revised the definition of a related party as well as introducing minor disclosure changes. Consequently TalkTalk Group is no longer considered to be a related party of the Group. Various other standards, amendments and interpretations have been adopted but do not have a material impact on the Group in the current year.

Going concern

At 31 March 2011 the Group had cash and cash equivalents of £120.6m (2010: £100.0m) and undrawn committed borrowing facilities of £50.0m (2010: £50.0m).

The directors have reviewed the future cash and profit forecasts of the Group’s joint venture investments and other businesses, which they consider to be based on prudent assumptions. The directors are of the opinion that the forecasts, which reflect both the current uncertain economic outlook and reasonably possible changes in trading performance, show that the Group should be able to operate within its facilities and comply with its banking covenants. In arriving at this conclusion the directors were mindful that the Group has significant cash and cash equivalents, and borrowing facilities which are committed until July 2012.

Accordingly the directors have a reasonable expectation that the Group has adequate resources to continue in operation for the foreseeable future and consequently the directors continue to adopt the going concern basis in the preparation of the financial statements.

2 Segmental reporting

Segmental results are analysed as follows:

2011

	Best Buy Europe (see note 7)	Virgin Mobile France (see note 7)	Investment properties and central functions	Total
	£m	£m	£m	£m
Revenue	—	—	5.6	5.6
Headline EBIT before share of results of joint ventures	—	—	(3.1)	(3.1)
Share of Headline results of joint ventures (post-tax)	60.4	8.2	—	68.6
Headline EBIT	60.4	8.2	(3.1)	65.5
Share of amortisation of joint venture acquisition intangibles (post-tax)	—	(2.2)	—	(2.2)
Statutory EBIT (segment results)	60.4	6.0	(3.1)	63.3

2010

	Best Buy Europe (see note 7)	Virgin Mobile France (see note 7)	Investment properties and central functions	Total
	£m	£m	£m	£m
Revenue	—	—	5.5	5.5
Headline EBIT before share of results of joint ventures	—	—	(0.5)	(0.5)
Share of Headline results of joint ventures (post-tax)	47.3	(8.2)	—	39.1
Headline EBIT	47.3	(8.2)	(0.5)	38.6
Share of amortisation of joint venture acquisition intangibles (post-tax)	—	(0.6)	—	(0.6)
Statutory EBIT (segment results)	47.3	(8.8)	(0.5)	38.0

3 Exceptional items

The following prior year item has been disclosed separately given its size and one-off nature:

	2011	2010
	£m	£m
Investment income	—	182.0

During the year ended 31 March 2010, as part of the Demerger, the Group received dividends of £182.0m from Old Carphone Warehouse. These dividends do not reflect the ongoing operations of the Group and have therefore been disclosed separately.

4 Equity dividends

The proposed dividend for the year ended 31 March 2011 is 5.0p per share at an expected cost of £22.7m.  As this dividend is subject to shareholders’ approval at the forthcoming annual general meeting it has not been included as a liability in this financial information. The expected cost of the dividend reflects the fact that the Group’s ESOT has agreed to waive its rights to receive dividends.

No dividends have been paid by the Company in the year (2010: £nil).

5 Reconciliation of Headline results to statutory results

2011

	Profit before investment income, interest and taxation	Profit before taxation	Net profit for the year
	£m	£m	£m
Headline results	65.5	69.4	67.8
Share of amortisation of joint venture acquisition intangibles (post-tax) (see note 7)	(2.2)	(2.2)	(2.2)
Statutory results	63.3	67.2	65.6

2010

	Profit before investment income, interest and taxation	Profit before taxation	Net profit for the year
	£m	£m	£m
Headline results	38.6	37.0	37.4
Share of amortisation of joint venture acquisition intangibles (post-tax) (see note 7)	(0.6)	(0.6)	(0.6)
Exceptional items (see note 3)	—	182.0	182.0
Statutory results	38.0	218.4	218.8

Headline results are shown before amortisation of acquisition intangibles and before exceptional items. Headline information is provided because the directors consider that it provides assistance in understanding underlying performance.

6 Earnings per share

	2011	2010
Headline earnings (£m)	67.8	37.4
Statutory earnings (£m)	65.6	218.8

Weighted average number of shares (millions)
Average shares in issue	457.1	457.1
Less average holding by Group ESOT	(4.4)	(7.8)
For basic earnings per share	452.7	449.3
Dilutive effect of share options	5.7	8.4
Dilutive effect of value enhancement schemes	12.7	—
For diluted earnings per share	471.1	457.7

Basic earnings per share
Headline	15.0p	8.3p
Statutory	14.5p	48.7p

Diluted earnings per share
Headline	14.4p	8.2p
Statutory	13.9p	47.8p

As the Group did not exist during the year ended 31 March 2010 in the form that arose on Demerger, the average actual shares in issue during this period does not provide a meaningful basis for calculating EPS. EPS has therefore been calculated based on the average number of Old Carphone Warehouse shares in issue and the shareholding of the Old Carphone Warehouse ESOT in this year, adjusted for the fact that following the Demerger two shares in Old Carphone Warehouse were replaced with one share in the Company. Diluted EPS has been calculated based on options held over Old Carphone Warehouse shares and its share price during the year ended 31 March 2010, adjusted for the two to one ratio noted above.

Prior to the Demerger, Old Carphone Warehouse introduced the Best Buy Europe VES to provide incentives to the Group’s senior management. The scheme enables participants to share in any increase in the value of Best Buy Europe above a defined minimum annual rate of return. The scheme has an initial performance period to July 2013 and a subsequent performance period to July 2014. It is expected that the scheme will be settled using the Company’s shares.

Best Buy Europe also introduced a VES in the year ended 31 March 2010. The Group’s obligations in relation to this scheme are also expected to be met using the Company’s shares.

The ultimate dilutive effect of these schemes cannot yet be determined, as they are both based on future performance, which is as yet unknown. The potential effect of the schemes has therefore been assessed by calculating the dilution that would have occurred had they vested during the year, taking an average of the results that would have occurred on each day. The value of the schemes has been derived from final results for the years ended 31 March 2010 and 31 March 2011 and the Group’s latest financial guidance for the year ended 31 March 2012, as communicated in June 2011.

In order to maintain alignment with shareholders, the Company’s Remuneration Committee has capped the potential dilution associated with these schemes at 5% of total shares in issue at the vesting date.

7 Interests in joint ventures

Interests in joint ventures are as follows:

Business	Principal activities	2011 interest	2010 interest
Best Buy Europe	Retail, distribution, insurance, MVNO	50.0%	50.0%
Virgin Mobile France	MVNO	47.1%	47.5%

The Group’s interest in Virgin Mobile France reduced from 47.5% at 31 March 2010 to 47.1% at 31 March 2011 following the issue of shares during the year to management of Virgin Mobile France.

a)         Group balance sheet interests

The Group’s interests in joint ventures are analysed as follows:

2011

	Net assets (liabilities)	Goodwill	Loans	Total
	£m	£m	£m	£m
Opening balance	384.7	106.3	50.8	541.8
Share of results	66.4	—	—	66.4
Loans repaid (net)	—	—	(14.6)	(14.6)
Share of other reserve movements	1.5	—	—	1.5
Foreign exchange	1.0	(3.4)	(0.5)	(2.9)
Closing balance	453.6	102.9	35.7	592.2
Best Buy Europe	468.9	102.9	—	571.8
Virgin Mobile France	(15.3)	—	35.7	20.4
Closing balance	453.6	102.9	35.7	592.2

2010

	Net assets (liabilities)	Goodwill	Loans	Total
	£m	£m	£m	£m
Opening balance	339.5	108.5	21.7	469.7
Share of results	38.5	—	—	38.5
Loans provided (net)	—	—	29.8	29.8
Additions	2.6	—	—	2.6
Foreign exchange	4.1	(2.2)	(0.7)	1.2
Closing balance	384.7	106.3	50.8	541.8
Best Buy Europe	406.3	106.3	—	512.6
Virgin Mobile France	(21.6)	—	50.8	29.2
Closing balance	384.7	106.3	50.8	541.8

A revolving credit facility of £125m is provided to Best Buy Europe equally by the Company and Best Buy. At 31 March 2011 and 31 March 2010 no amounts were drawn under this facility. The Company and Best Buy provide further financial support to Best Buy Europe under a letter of support through which both companies are committed to providing further funding to a maximum of £50m each. Prior to the Demerger, loans were provided by the Company to Best Buy Europe under a £475m RCF. Loans are provided to Virgin Mobile France under a shareholder agreement; funding requirements are agreed between the shareholders on a regular basis and are provided in proportion to each party’s shareholding.

b)         Analysis of profits and losses

The Group’s share of the results of its joint ventures is as follows:

Best Buy Europe

	2011	2010
	£m	£m
Revenue	3,572.0	3,528.8
Headline EBITDA *	257.4	231.7
Depreciation and amortisation	(87.1)	(91.9)
Headline EBIT	170.3	139.8
Net interest expense	(15.2)	(16.3)
Taxation	(34.3)	(28.9)
Profit after taxation	120.8	94.6

Group share of profit after taxation	60.4	47.3

* Headline EBITDA includes the unwinding of discounts for the time value of money on network commissions receivable over the life of the customer. This unwind has a value of £10.0m in the year ended 31 March 2011 (2010: £8.0m) and is treated as interest income in the joint venture’s statutory results.

Virgin Mobile France

	2011	2010
	£m	£m
Revenue *	328.4	232.8
Headline EBITDA	24.3	(19.3)
Depreciation and amortisation	(3.7)	(2.9)
Headline EBIT	20.6	(22.2)
Net interest expense	(2.9)	(1.5)
Taxation on Headline results	(0.7)	5.1
Headline profit (loss) after taxation	17.0	(18.6)

Group share of Headline profit (loss) after taxation before change in share ownership	8.0	(9.0)
Gain on reduction of % share ownership	0.2	0.8
Group share of Headline profit (loss) after taxation	8.2	(8.2)
Group share of amortisation of acquisition intangibles (post-tax)	(2.2)	(0.6)
Group share of profit (loss) after taxation	6.0	(8.8)

* Revenue excludes contributions towards subscriber acquisition costs from network operators and customers, as the directors consider that this provides a better representation of underlying performance. These items, which had a value of £55.1m (2010: £41.6m) are netted off against acquisition costs within EBITDA.  Reported revenue on a statutory basis for the year ended 31 March 2011 is £383.5m (2010: £274.4m).

Total Group share

	2011	2010
	£m	£m
Headline	68.6	39.1
Statutory	66.4	38.5

c) Analysis of assets and liabilities

The Group’s share of the assets and liabilities of its joint ventures is as follows:

Best Buy Europe

	2011	2010
	£m	£m
Non-current assets	661.7	677.4
Cash and overdrafts (net)	146.8	175.3
Other borrowings	(15.1)	(117.9)
Other assets and liabilities (net)	144.5	77.7
Net assets	937.9	812.5

Group share of net assets	468.9	406.3

Virgin Mobile France

	2011	2010
	£m	£m
Non-current assets	95.1	100.8
Cash and overdrafts (net)	10.7	17.4
Loans from the Group	(35.7)	(50.8)
Other borrowings	(38.6)	(54.8)
Other assets and liabilities (net)	(64.0)	(58.0)
Net liabilities	(32.5)	(45.4)

Group share of net liabilities	(15.3)	(21.6)

Total Group share

	2011	2010
	£m	£m
Total Group share of net assets of joint ventures	453.6	384.7

8 Analysis of changes in Group funding

2011

	Opening	Cash flows	Closing
	£m	£m	£m
Cash and cash equivalents	100.0	20.6	120.6

2010

	Opening	Cash flows	Closing
	£m	£m	£m
Cash and cash equivalents	—	100.0	100.0
Loans from TalkTalk Group	(397.4)	397.4	—
Loans to Best Buy Europe	293.3	(293.3)	—
	(104.1)	204.1	100.0

£50m revolving credit facility

The Group has a committed RCF of £50m, which matures in July 2012. The interest rate payable in respect of drawings under this facility is at a margin over LIBOR for the relevant period. A commitment fee is payable in respect of amounts available but undrawn under this facility. Although no covenants based on Group performance are included in the RCF, it is a requirement of the facility that certain covenants relating to Best Buy Europe’s £350m Receivables Financing Agreement have been achieved; this was the case at both 31 March 2011 and 31 March 2010.

This facility was undrawn throughout the year.

9 Related party transactions

During the year, the Group had the following disclosable transactions and balances with its joint ventures and other related parties:

	Best Buy Europe	Virgin Mobile France	TalkTalk Group	Best Buy Europe	Virgin Mobile France
	2011	2011	2010	2010	2010
	£m	£m	£m	£m	£m
Revenue for services provided	3.1	—	1.7	3.8	—
Net interest and other finance income (expense)	1.0	1.6	(5.3)	2.6	1.1
Loans owed to the Group	—	35.7	—	—	50.8
Other amounts owed by the Group	(1.2)	—	—	—	—
Other amounts owed to the Group	0.2	0.1	0.1	1.9	—

Revenue for services provided relates to investment property rental income.

10 Risks and uncertainties

The principal risks of the Group are as follows:

Risk within the Best Buy Europe business

Risk	Mitigation

Consumer environment

Best Buy Europe’s major markets have suffered low or negative economic growth since 2009, and there is uncertainty surrounding the economic outlook. Some of the products and services offered by the business may be viewed as discretionary, and may therefore be particularly affected by customer confidence.

The business undertook a major reorganisation programme in 2009, and maintains an ongoing programme to try to improve efficiency, and to ensure that it is well-positioned to deal with an uncertain environment.

Dependence on key suppliers and customers

Best Buy Europe’s principal revenue streams are from mobile network operators, and any change in their strategy could affect the revenues and profits of the business. The business is also dependent on relationships with key suppliers to source products on which availability may be limited.

The business has moved towards commercial arrangements that provide a closer alignment of interests with the network operators, whereby the risks and rewards of customer ownership are shared, and has focused on the high value postpay and smartphone segments to help to drive economic value for the networks.

The business seeks to increase and leverage the scale of its operations to support global strategic relationships.

Competition
Best Buy Europe operates in markets that are highly competitive, in which the behaviour of competitors may damage revenues and margins.	The business has sought to differentiate itself through innovative propositions, high quality customer service, and a good supply of scarce products.

Regulation
Best Buy Europe is subject to regulation in a number of areas, including insurance operations, information security and customer management.	The business has internal committees and control structures to manage these requirements, to ensure appropriate compliance, and to react swiftly should issues arise.

Operations
Best Buy Europe’s operations are dependent on internal and external IT systems which could fail or be unable to keep pace with the needs of the business.	A significant investment has been made over recent years in the IT infrastructure of the business, supported by testing processes and ongoing business continuity planning.

Foreign exchange
A material part of Best Buy Europe’s earnings are denominated in US Dollars and Euros, giving rise to exposure to foreign currency fluctuations.	The business may hedge a proportion of such earnings, to provide certainty of their value.

Risk within the Virgin Mobile France business

Risk	Mitigation

Consumer environment
Consumer confidence in France remains relatively low, which may affect the level of customer spend and the ability of the business to acquire new customers.	The business is focused on improving the quality of its proposition through a wider product and service offering, increased distribution channels and ongoing brand development.

Dependence on key suppliers
The business is reliant on third parties for the provision of its network infrastructure.

Virgin Mobile France has a strong relationship with its key suppliers, and its increasing scale helps to improve its commercial position. The business is in the process of developing a fuller MVNO infrastructure to reduce dependency and improve flexibility over time.

Competition
The entry of a fourth network, expected in 2012, may make the market more competitive, and adversely affect the business’ revenue and margins.	The business continues to invest in the quality of its proposition, brand and distribution channels to try to improve its scale and competitive position.

Operations
The business is reliant on internal and external IT systems which could fail or be unable to keep pace with the needs of the business.	A significant investment has been made over recent years in the IT infrastructure of the business, supported by evolving business continuity plans.

Other risks within the Group

Risk	Mitigation

The Group does not exercise control over Best Buy Europe or Virgin Mobile France and therefore material decisions can only be made with the consent of the relevant joint venture partner. Inability to reach consensus on such decisions could have an adverse effect on the growth, business and financial results of these operations.

Such risks are mitigated through agreed strategies, defined and documented processes and regular communication.

11 Statement of directors’ responsibilities

The audited financial statements for the year ended 31 March 2011 have been prepared in accordance with IFRS and Article 4 of the IAS Regulation. The management report herein includes a fair review of the important events during the year, a description of current principal risks and uncertainties and a fair review of disclosure of related party transactions and changes therein.

The directors of Carphone Warehouse Group plc are listed on the Group’s website www.cpwplc.com.

By order of the Board

Nigel Langstaff

Chief Financial Officer

13 June 2011